EXHIBIT 32.1

STATEMENT OF CHIEF EXECUTIVE OFFICER
PURSUANT TO SECTION 1350 OF TITLE 18 OF THE UNITED STATES CODE

Pursuant to Section 1350 of Title 18 of the United States Code, the undersigned, Charles Mazzacato, chief executive officer of Axion Power International, Inc., a Delaware corporation formerly known as Tamboril Cigar Company (the "Company"), hereby certifies that:

Amendment No. 1 to the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 2004 fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934; and

The information contained in Amendment No. 1 to the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 2004 fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Charles Mazzacato
Charles Mazzacato, Chief Executive Officer
Dated: August 31, 2004